Exhibit 99.1

Medicine Man Technologies Unveils its Largest Deal Yet with Entry into a Term Sheet to Acquire a Group of Dispensaries Operating under the Starbuds Brand

●	The Company’s addition of a group of five dispensaries will increase the retail footprint and regional coverage of the Company in Colorado

●	As part of the agreement, one of the original industry pioneers, Brian Ruden, will join the Company’s Board of Directors, enhancing the depth of the senior management team, which is unrivaled in the cannabis industry

●	The Company continues to create shareholder value by consolidating some of the most successful cannabis cultivation, manufacturing, and retail operations in Colorado

DENVER, September 3, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or the "Company"), announced today that it has entered into a binding term sheet to acquire five dispensaries operating under the Starbuds brand in Colorado.

Under the terms of the transaction, Medicine Man Technologies will purchase the group of five dispensaries for $31,005,089, which will consist of $15,502,544.50 in cash, the issuance of 2,601,098 shares of its common stock at a price of $2.98 per share, and a deferred cash payment of $7,751,272.25 to be made twelve months following the initial closing date. Based on year-to-date results, management expects the dispensaries to generate over $19 million in revenue in 2019 and in excess of $5.6M in EBITDA.

“The acquisition of these dispensaries operating under the prestigious Starbuds brand will truly be a transformational corporate event for us,” commented Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “Adding these five dispensaries to our Colorado operations will make our vertical supply strategy more efficient and help us grab additional market share through added retail capacity. The Starbuds dispensary operations are truly top-tier in terms of brand, revenue-per-location, and profit across the cannabis retail industry.”

In his trail-blazing efforts, Brian Ruden, the Managing Partner of the group of retail operations being acquired by the Company, has garnered both industry acclaim and brand recognition by creating an exemplary customer experience that includes discounts for cancer patients and veterans. Ruden stated, “I am incredibly excited to join the Medicine Man Technologies team. Together, we are building the most carefully considered cannabis company in the world, with a focus on consumer experience, branding, and profitability.”

“Brian and his team have built an enviable brand and a most successful operation recognized in the industry for its award-winning strains, for its high profitability, and for having the most successful customer loyalty program around,” added CEO Williams. “We happily welcome them and these five locations into the Medicine Man Technologies family.”

The five Starbuds dispensaries being acquired in this transaction are located in Louisville, Longmont, Pueblo, Niwot, and Commerce City.

Management cautions that there can be no assurance that the dispensaries will achieve the stated revenue and EBITDA projections. The terms of the transaction can also be referenced in the Company’s 8-K, which outlines the closing conditions and are conditioned upon the satisfaction or mutual waiver of certain conditions, including regulatory approval.

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

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About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies.  The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry.  Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally.  The Company's intellectual property includes the ""Three A Light"" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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